Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No.333-168569) on Form N-1/A of Equinox Systematica Macro Fund, a series of Equinox Funds Trust, of our report dated May 30, 2017, relating to our audit of the consolidated financial statements and consolidated financial highlights, which appear in the March 31, 2017 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Consolidated Financial Highlights,” “Independent Registered Public Accounting Firm”, and “Portfolio Holdings Disclosure” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 28, 2017